EXHIBIT 10.14

                             FORM OF BONUS AGREEMENT



     This Bonus Agreement is dated as of _______________________, 2004 by and between CHARMING SHOPPES, INC., a Pennsylvania corporation ("Corporation") and _____________________ (1) ("Executive").

                                   WITNESSETH:

         WHEREAS, the Corporation and ________________ or her successors, as Trustee under the Indenture of Trust of _________________ dated ___________________ (the "Trust") were parties to that certain Amended and Restated Collateral Assignment Split Dollar Insurance Agreement effected as of _____________________ (the "Split Dollar Agreement"), pursuant to which the Corporation was assisting Executive with a personal life insurance program; and

         WHEREAS, as a result of the enactment Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") and other reasons, the Trust has terminated the Split Dollar Agreement and has relinquished to Corporation all of its rights in the subject life insurance policy; and

         WHEREAS, the Corporation desires to assist the Executive with a new personal life insurance program for the benefit of his beneficiaries;

         NOW, THEREFORE, for and in consideration of the promises and mutual covenants expressed herein by each of the parties and intending to be legally bound hereby, each party does bind itself and its heirs, successors and assigns, and agrees as follows:

         1. Bonus. Corporation shall pay a bonus (the "Bonus Payment") to Executive on each of the dates set forth in Section 2 equal to ______________Dollars ($_______) (2) divided by: the reciprocal of the highest combined marginal Federal, state and local income tax rate in effect for the year in which the Bonus Payment is made and applicable to Executive. For example, if the highest marginal rates are: Federal 36%, Pennsylvania 3.07% and local 0%, the divisor would be: 0.6093 (1- (.36+.0307)).

         2. Payment Dates. Bonus Payments shall be paid on each of the dates set forth below, provided that the Executive is alive on such date:

                           [five annual installments]

--------
     (1) Each of Dorrit J. Bern, Colin D. Stern, Anthony A. DeSabato, and Eric
M. Specter are executing this Form of Bonus Agreement.

     (2) For Dorrit J. Bern, the amount is approximately $240,000. For Colin D. Stern, the amount is approximately $45,000. For Anthony A. DeSabato, the amount is approximately $39,000. For Eric M. Specter, the amount is approximately $29,000.

     3. Unconditional Obligation to Pay. Corporation's obligation to make the Bonus Payment shall be absolute and unconditional. Such obligation shall not be affected by the termination of Executive's employment with Corporation for any reason whatsoever (except for Executive's death), whether Executive's employment is terminated voluntarily or involuntarily, including, without limitation, as a result of his resignation, retirement, disability, termination by Corporation (with or without cause) or a change in control of the Corporation.

     4. No Employment Agreement. This Agreement shall not be deemed to constitute a contract of employment between the Corporation and the Executive, nor shall any provision restrict the right of the Corporation to terminate employment at any time not in contravention of any applicable employment agreement. The Executive's rights under this agreement shall be unaffected by any other agreement between the Corporation and the Executive.

     4. Miscellaneous.

                  (a) Amendment. No change or modification to this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

                  (b) Successors. This Agreement shall inure to the benefit of and shall be binding upon all of the parties and their respective heirs, successors and assigns.

                  (c) Applicable Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

                  (d) Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

                  (e) Counterparts. This Agreement may be executed simultaneously in one or more counterparts with the same effect as if all parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

                  (f) Construction. When from the context it appears appropriate, each term stated either in the singular or the plural shall include the singular and the plural and pronouns stated either in the masculine, the feminine or the neuter shall include the masculine, the feminine and the neuter.

                  (g) Headings and Captions. The headings and captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.

                  (h) No Waiver. The failure of any party to insist upon strict performance of a covenant hereunder or of any obligation hereunder or to exercise any right or remedy hereunder, regardless of how long such failure shall continue, shall not be a waiver of such party's right to demand strict compliance therewith in the future unless such waiver is in writing and signed by the party giving the same.

                  (I) Additional Instruments. Each party agrees to execute and deliver such additional agreements, certificates, and other documents as may be necessary or appropriate to carry out the intent and purposes of this Agreement.

                  (j) Notices. All notices, approvals, consents, requests, instructions, and other communications (collectively "Communications") intended to be given pursuant to this Agreement shall be validly given, made or served only if in writing and when delivered personally or by registered or certified mail, return receipt requested, postage prepaid, or by a reputable overnight or same day courier, addressed to the Corporation or the party at the address that is on record at the principal office of the Corporation. Any such Communication shall be treated as given under this Agreement when the Communication is delivered to such address. The designation of the Person to receive such Communication on behalf of a party or the address of any such Person for the purposes of such Communication may be changed from time to time by notice given to the Corporation pursuant to this Section.

     IN WITNESS WHEREOF, this Bonus Agreement has been executed by the parties hereto on the day and year first above written.

                                         CHARMING SHOPPES, INC.

                                         By:________________________________
                                                                     (Title)


                                         Attest:

                                         ----------------------------------
                                                                    (Title)



                                         EXECUTIVE


                                         ----------------------------------